UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 5, 2016

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 5, 2016, Enstar Group Limited (the “Company”), and certain of its subsidiaries, as Borrowers and as Guarantors, entered into an amendment and restatement of the Company’s existing unsecured $665 million revolving credit facility agreement (the "Restatement Agreement") with National Australia Bank Limited (“NAB”), Barclays Bank PLC (“Barclays”), Lloyds Bank plc ("Lloyds Bank") and SunTrust Bank ("SunTrust") as Lenders; NAB, Barclays, Lloyds Bank and SunTrust Robinson Humphrey, Inc. as Mandated Lead Arrangers; NAB as Agent and Royal Bank of Canada ("RBC").
The Restatement Agreement provides for the restatement of the existing revolving credit facility agreement primarily in order to: (1) reduce the applicable margin factor, (2) permit the Company to provide guarantees in the ordinary course of its insurance business without prior approval from the lenders, (3) provide for a utilization fee on amounts drawn, (4) add SunTrust as a new lender within the facility, replacing RBC and (5) allow the Company to obtain additional commitments of up to $166.25 million, on and subject to the terms of a restated facility agreement (the “Restated Facility Agreement”).
The Restated Facility Agreement provides for an unsecured five-year revolving credit facility (expiring in September 2019) pursuant to which the Company is permitted to borrow up to an aggregate of $665.0 million (the “Credit Facility”), which is available to fund permitted acquisitions and for general corporate purposes. Each of the lenders under the Restated Facility Agreement has agreed to provide an equal amount of $166.25 million to fund the Credit Facility, and pursuant to the Restated Facility Agreement, the Company has the option to obtain additional commitments under the Credit Facility up to an aggregate of $166.25 from the existing lenders or through the addition of one or more new lenders subject to the terms of the agreement.
Interest is payable at the end of each interest period chosen by the Company or, at the latest, each six months. The interest rate is LIBOR plus a margin factor, which is subject to variation in the event of a change to the Company’s long term senior unsecured debt rating assigned by Standard & Poor’s Ratings Services or Fitch Ratings Ltd. Under the Restated Facility Agreement, the Company will pay usual and customary commitment and utilization fees that vary based on the aggregate amount of loans outstanding.
The Restated Facility Agreement imposes various financial and business covenants on the Company and its subsidiaries, including certain limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, and limitations on liens. The Restated Facility Agreement permits the Company to enter into guarantees during the ordinary course of its insurance business without prior approval from the lenders.
During the existence of any event of default (as specified in the Restated Facility Agreement), the agent may cancel the commitments of the lenders, declare all or a portion of outstanding amounts immediately due and payable or declare all or a portion of outstanding amounts payable upon demand. In the event of a payment default, interest would accrue on the unpaid amount from the due date up to the date of actual payment at a rate that is 1.0% higher than the interest rate then in effect. The Credit Facility terminates and all amounts borrowed must be repaid on the fifth anniversary of September 16, 2014, the date on which the Credit Facility was originally entered into.
The foregoing description of the Restatement Agreement, including the description of the Restated Facility Agreement attached as a schedule thereto, is qualified by reference to the full text of the Restatement Agreement, and the Restated Facility Agreement attached as a schedule thereto, filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The provisions of Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
Exhibits
Refer to the Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: August 11, 2016	By:	/s/ Mark W. Smith
Mark W. Smith
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Restatement Agreement for Revolving Credit Facility Agreement, dated August 5, 2016, among Enstar Group Limited and certain of its subsidiaries, National Australia Bank Limited, Barclays Bank PLC, Lloyds Bank plc, SunTrust Bank and SunTrust Robinson Humphrey, Inc.